Exhibit 15.3

Hydrocarbon Production by Geographic Area

The following table sets forth our production of crude oil, natural gas, synthetic oil and synthetic gas by geographic area in 2020, 2019 and 2018:

	2020					2019					2018
	Oil + NGL (mbbl)(5)	Synth. Oil + NGL (mbbl)(4)(6)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf)(1)(4)	Total (mboe)	Oil + NGL (mbbl)(5)	Synth. Oil + NGL (mbbl)(4)(6)	Nat. Gas (mmcf)(1)	Synth. Gas (mmcf)(1)(4)	Total (mboe)	Oil + NGL (mbbl)(5)	Synth. Oil + NGL (mbbl)(4)	Nat. Gas (mmcf)(1)	Synth. Gas (mmcf)(1)(4)	Total (mboe)(7)
Brazil	828,340	943	446,759	423	903,814	791,970	754	551,194	298	884,639	741,766	929	541,557	259	832,998

Tupi field (2)	226,858		147,263		251,402	224,390	-	149,424	-	249,294	204,831	-	133,518	-	227,084
Búzios field (2)	187,934		786		188,066	91,967	-	-	-	91,967	12,147	-	-	-	12,147
Other	413,548	943	298,710	423	464,346	475,613	754	401,770	298	543,378	524,787	929	408,039	259	593,766
International:
South America (outside of Brazil)	1,221	168	55,547	11,977	12,643	1,406	-	68,686	-	12,854	1,624	-	75,393	-	14,190
North America	-	-		-	-	-	-		-	-	14,289	-	4,365.4	-	15,017
Total International	1,221	168	55,547	11,977	12,643	1,406	-	68,686	-	12,854	15,914	-	79,758	-	29,206

Total consolidated production	829,561	1,111	502,306	12,400	916,457	793,376	754	619,880	298	897,493	757,680	929.5	621,316	259	862,203

Equity method investees (3):
South America (outside of Brazil)	-	-	-	-	-						-	-	-	-	-
North America	4,192	-	1,456	-	4,435	4,651	-	1,662	-	4,928	426	-	148	-	452

Africa	0,500	-	-	-	0,500	12,255	-		-	12,255	7,118	-	-	-	7,118

Worldwide production	834,253	1,111	503,762	12,400	921,392	810,282	754	621,542	298	914,676	765,224	929	621,463	259	869,771

_____________________________________________________

(1) Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in operations.

(2) The Búzios and Tupi fields are separately included as they each contain more than 15% of our total proved reserves.

(3) Equity-accounted investees.

(4) We produce synthetic oil and synthetic gas from oil shale deposits in São Mateus do Sul, in the Paraná Basin of Brazil.

(5) Oil production includes production from EWT and NGL.

(6) Conversion rate for gas is 1 boe = 6,000 cf.

(7) The gas to boe conversion rate for 2018 was rectified.